Exhibit 10.3

Employment Agreement

This Employment Agreement (this "Agreement") is made effective as of February 28, 2020, by and between Ozop surgical Corp. ("OZSC"), of 319 Clematis Street, Suite 714, West Palm Beach FL 33401 and Brian P Conway ("Mr. Conway"), of 31 Sandfort Lane, Warwick, New York, 10990.

Therefore, the parties agree as follows:

EMPLOYMENT. OZSC shall employ Mr. Conway as the Chief Executive Officer (the “CEO”). Mr. Conway shall provide to OZSC the following services: duties as needed. Mr. Conway accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of OZSC and OZSC's Board of Directors. Mr. Conway shall also perform (i) such other duties as are customarily required to direct and manage all of the day-to-day operations of Mr. Conway, and (ii) such other and unrelated services and duties as may be assigned to OZSC from time to time by OZSC.

BEST EFFORTS OF EMPLOYEE. Mr. Conway agrees to perform faithfully, industriously, and to the best of Mr. Conway's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of OZSC. Such duties shall be provided at such place(s) as the needs, business, or opportunities of OZSC may require from time to time. Mr. Conway shall devote his full business time to the rendition of such Services, subject to absences for customary vacations and for temporary illness. In addition, Brian P Conway will not engage in any other gainful occupation which requires Brian P Conway's personal attention and/or creates a conflict of interest with job responsibilities under this Agreement without the prior approval of the Board, with the exception that Brian P Conway may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit.

COMPENSATION OF EMPLOYEE. As compensation for the services provided by Mr. Conway under this Agreement, OZSC will pay Mr. Conway an annual salary of $120,000.00 payable monthly on the fifteenth day of each month and two thousand five hundred series C preferred shares of OZSC within 10 business days from the execution of this agreement. As well, so long as Mr. Conway is still employed by OZSC in the capacity of CEO 6 months from the signing of this agreement, Mr. Conway shall receive one thousand three hundred and thirty three series D preferred shares of OZSC to be created by OZSC and five hundred series E preferred shares of OZSC to be created by OZSC. Mr. Conway Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Mr. Conway shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Mr. Conway has not yet been paid, and for any commission earned in accordance with OZSC's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and OZSC's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

EXPENSE REIMBURSEMENT. OZSC will reimburse Mr. Conway for "out-of-pocket" expenses incurred by Mr. Conway in accordance with OZSC's policies in effect from time to time.

RECOMMENDATIONS FOR IMPROVING OPERATIONS. Mr. Conway shall provide OZSC with all information, suggestions, and recommendations regarding OZSC's business, of which Mr. Conway has knowledge, that will be of benefit to OZSC.

CONFIDENTIALITY. Mr. Conway recognizes that OZSC has and will have information regarding the following:

-            inventions

-            products

-            product design

-            processes

-            technical matters

-            trade secrets

-            copyrights

-            customer lists

-           business affairs and other vital information items (collectively, "Information") which are valuable, special and unique assets of OZSC. Mr. Conway agrees that Mr. Conway will not at any time or in any manner, either directly or indirectly, divulge, disclose, furnish make accessible or communicate any Information to any third party without the prior written consent of OZSC. Mr. Conway will protect the Information and treat it as strictly confidential. A violation by Mr. Conway of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

INTELLECTUAL PROPERTY RIGHTS. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Mr. Conway, individually or in conjunction with others, during Mr. Conway’s employment by OZSC (whether during business hours or otherwise and whether on OZSC's premises or otherwise) which relate to OZSC's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to OZSC and are and shall be the sole and exclusive property of OZSC.

During the Employment Period, Mr. Conway will devote Mr. Conway’s full-time efforts to the business of OZSC and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties under this Agreement.

TERM/TERMINATION. Mr. Conway's employment under this Agreement shall be for an unspecified term on an "at will" basis. If Mr. Conway's employment is terminated by OZSC without cause, Mr. Conway shall continue to receive Mr. Conway’s base salary, bonus and benefits (including car allowance, health care and life insurance as applicable) for a period of six months from the effective date of termination (the "Severance Period").

TERMINATION DUE TO DEATH. Brian P Conway’s employment under this Agreement will terminate immediately upon Brian P Conway’s death and OZSC shall not have any further liability or obligations to Brian P Conway's estate, executors, heirs, assigns or any other person claiming under or through Brian P Conway’s estate, except that Brian P Conway's estate shall receive six months’ salary, any accrued but unpaid salary or bonuses and any life insurance benefits to be paid pursuant to Brian P Conway's beneficiary designation.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

Ozop Surgical Corp.

319 Clematis Street, Suite 714,

West Palm Beach FL 33401

Executive:

Brian P Conway

31 Sandfort LN

Warwick, New York 10990

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event OZSC is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Mr. Conway are personal and may not be assigned by Brian P Conway.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York.

SIGNATORIES. This Agreement shall be executed on behalf of OZSC by Michael Chermak, Director and by Brian P Conway. The Agreement shall be effective as of the date first written above.

EMPLOYER:

Ozop Surgical Corp

By: /s/ Michael Chermak

Michael Chermak

Director

Date: 2/28/20

AGREED TO AND ACCEPTED.

EXECUTIVE:

By: /s/ Brian Conway

Brian P Conway

Date: 2/28/20